Putnam Pennsylvania Tax Exempt Income Fund
May 31, 2009 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A	5,917
        Class B	547
        Class C 150

72DD2	Class M	89
        Class Y 6


73A1	Class A	0.364680
        Class B	0.310026
        Class C 0.297174

73A2	Class M	0.340679
        Class Y 0.383373

74U1 	Class A	16,857
        Class B	1,511
        Class C 868

74U2 	Class M	262
        Class Y 20

74V1    Class A	8.73
        Class B	8.72
        Class C 8.73

74V2	Class M	8.73
        Class Y 8.73

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.